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                                                                   Exhibit 99(b)

NEWSRELEASE                                                 [LOGO]
                                                        HUNTINGTON BANKS
                                                 Take control of your money.(TM)


FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION, CONTACT:
SUBMITTED:  OCTOBER 14, 1997                ANNE CREEK        (614) 480-3954
                                            LAURIE COUNSEL    (614) 480-3878


                      HUNTINGTON BANCSHARES' THIRD QUARTER

                 PRODUCES RECORD EARNINGS AND SUCCESSFUL MERGER

         COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ:HBAN: www.huntington.com) today reported another record earnings quarter. Prior to pooling results for the First Michigan Bank acquisition, Huntington earned $.48 per share for the quarter and $1.36 for the nine months ended September 30, 1997, representing increases of 14.3% and 13.3%, respectively, versus the same periods last year. For the quarter, Huntington's return on average equity was 18.12% and return on average assets was 1.39%. Continued strength in consumer lending combined with strong fee income during the quarter contributed to the earnings momentum.

         Third quarter also represents the first quarter in which The Huntington operated as one national bank. As of June 30, 1997, Huntington collapsed its five primary subsidiary bank charters into one interstate charter. The Huntington National Bank is one of the first regional banks in the United States to operate as one bank.

         Frank Wobst, chairman and chief executive officer of Huntington Bancshares stated, "The movement to one integrated bank represents several years of system and operational reorganization designed to provide significant operating efficiencies while allowing Huntington customers the opportunity to transact business regardless of geographic boundaries. I am extremely pleased with the operational progress we have made and the continued strength of our core earnings."

         On September 30, 1997, Huntington closed the previously announced acquisition of First Michigan Bank Corporation, a $3.6 billion asset multi-bank holding company in western Michigan. As part of the integration, Huntington successfully merged the fourteen banking

             Visit The Huntington's web site at www.huntington.com

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charters of First Michigan into The Huntington National Bank. This acquisition brings Huntington's total assets to $25.6 billion and increases market capitalization to approximately $7.2 billion. In addition, Huntington's Michigan presence more than doubles with assets of $7 billion, 137 banking offices, and an electronic banking network currently serving over 350,000 households.

         "The integration of First Michigan is proceeding nicely," said Wobst. "Our expansion into western Michigan strengthens Huntington's presence in a state where we have enjoyed much success and provides entry into one of the fastest growing markets in the United States."

         One-time merger related expenses during the quarter included the previously announced $35 million restructure charge consisting primarily of personnel, facilities and systems costs; $12.2 million in professional fees incurred to effect the merger; and $8.8 million of other one-time charges related to the merger.

         Excluding the impact of these one-time charges, combined third quarter earnings of the two companies increased 15.0% over the same period last year to $.46 per share, compared with $.40 per common share on a restated basis. On this same basis, earnings for the first nine months of 1997 grew 12.9% to $1.31 per common share compared with $1.16 per common share for the same period a year ago.

         Reported net income for the combined companies for the third quarter, including the special one time charges, was $41.2 million or $.22 per common share and for the first nine months was $202 million or $1.06 per common share. Details of the combined results are as follows:

         Net interest income was $257.2 million in the recent three months, an increase of 13.7% over the same period in 1996. For the nine months ended September 30, 1997, net interest income of $767.7 million was 15.3% higher than the first nine months of last year. The 4.41% margin reported for the third quarter was 16 basis points better than one year ago.

         Non-interest income, excluding securities gains, totaled $94.9 million and $247.4 million, respectively, in the recent quarter and nine months, compared with $75.2 million and $222.5 million for the same periods last year. Annualized growth in core fee income was 14% and 11% on both a quarter and year-to-date basis. Significant growth continues to be seen in trust, electronic banking, and investment product sales.

         Non-interest expense, excluding the restructuring and other merger related costs, totaled $193.7 million in the third quarter of 1997, compared with $168.5 million in the same three


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months of 1996. The impact of higher advertising, marketing and volume driven expenses in 1997 represent the majority of the increase. For the first nine months of the year, non-interest expense of $563.4 million was 10.4% higher than the same period last year.

         During the third quarter, Huntington sold $263 million and securitized $113 million of single family residential loans resulting in gains of approximately $7.0 million. Excluding the impact of these sales and securitizations, Huntington's loan growth continues to be strong with consumer loans growing 13% and commercial loans growing 10.4% over the same nine months last year.

         Asset quality measures remain strong. Net charge-offs in the third quarter declined to .41% compared with .56% in the second quarter and .46% for the same period last year. Non-performing assets increased to $92.2 million compared with $79.4 million as of September 30, 1996, and a second quarter 1997 total of $80.0 million. The increase resulted from a single large commercial credit classified as non-performing during the quarter. Coverage ratios were 328.71% of non-performing loans and 277.31% of non-performing assets. During the quarter, Huntington covered 154.63% of net charge-offs and increased the allowance for loan losses to 1.46% of total loans, compared to second quarter of 1.39%.

         Average equity to assets was 7.67% for the recent quarter and 7.45% for the first nine months of 1997. The company's Tier I and total risk-based capital ratios were 8.86% and 11.95% respectively, and its Tier I leverage ratio was 7.54% at September 30, 1997, well above the regulatory requirements for a "well capitalized" bank.

         With over 131 years of serving the financial needs of its customers, Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio with assets of $25.6 billion. Huntington provides innovative products and services through its 527 offices in Ohio, Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Pennsylvania, South Carolina, Virginia and West Virginia. Huntington also offers products and services through its technologically-advanced, 24-hour telephone bank, a network of more than 1,000 ATMs and its Web Bank at www.huntington.com. Corporate communications and financial information are also available at this web site address. Publicly traded as NASDAQ:HBAN, the stock is included in the S&P 500 Index.

                                      ###


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                       HUNTINGTON BANCSHARES INCORPORATED
                       COMPARATIVE SUMMARY (CONSOLIDATED)
                    (in thousands, except per share amounts)

CONSOLIDATED RESULTS                  THREE MONTHS ENDED                          NINE MONTHS ENDED
 OF OPERATIONS                           SEPTEMBER 30,       CHANGE                 SEPTEMBER 30,            CHANGE
------------------------            -------------------------------           -------------------------------------
                                       1997        1996         %                1997           1996            %
                                    ---------   ---------     -----           ----------    ----------        -----
Interest Income                      $502,821    $445,453      12.9%          $1,481,713    $1,323,016         12.0%
Interest Expense                      245,663     219,217      12.1              714,046       656,983          8.7
                                     --------    --------                     ----------    ----------
Net Interest Income                   257,158     226,236      13.7              767,667       666,033         15.3
Provision for Loan Losses              28,351      22,978      23.4               81,562        51,333         58.9
Securities Gains                        1,242       6,172       N.M.               6,944        13,379        (48.1)
Non-Interest Income                    94,855      75,212      26.1              247,385       222,515         11.2
Non-Interest Expense                  244,910     168,473      45.4              614,576       510,502         20.4
Provision for Income Taxes             38,762      38,725       0.1              123,844       114,955          7.7
                                     --------    --------                     ----------    ----------
NET INCOME                           $ 41,232    $ 77,444     (46.8)%         $  202,014    $  225,137        (10.3%)
                                     ========    ========                     ==========    ==========

PER COMMON SHARE AMOUNTS (1)
  Net Income                            $0.22       $0.40     (45.0)%              $1.06         $1.16         (8.6%)

  Cash Dividends Declared               $0.20       $0.18      11.1%               $0.56         $0.50         12.0%

  Shareholders' Equity
    (period end)                       $10.18       $9.27       9.8%              $10.18         $9.27          9.8%

AVERAGE COMMON SHARES
  OUTSTANDING (1)                     191,245     191,711      (0.2)%            190,562       193,294         (1.4%)

KEY RATIOS
Return On:
  Average Total Assets                   0.65%       1.33%                          1.08%         1.30%
  Average Shareholders' Equity           8.41%      17.75%                         14.48%        16.98%
Efficiency Ratio                        55.11%      55.88%                         55.26%        57.20%
Net Interest Margin                      4.41%       4.25%                          4.43%         4.20%
Average Equity/Average Assets            7.67%       7.47%                          7.45%         7.64%
Tier I Risk-Based Capital Ratio
    (period end) (2)                     8.86%       8.32%                          8.86%         8.32%
Total Risk-Based Capital Ratio
    (period end) (2)                    11.95%      11.57%                         11.95%        11.57%
Tier I Leverage Ratio
    (period end) (2)                     7.54%       6.99%                          7.54%         6.99%

CONSOLIDATED STATEMENT
 OF CONDITION DATA                                                   AT SEPTEMBER 30,                      CHANGE
------------------------                                ---------------------------------------------------------
                                                             1997                        1996                %
                                                        ------------               -------------          -------
Total Loans                                             $ 17,692,634                $ 16,359,080              8.2%
Total Deposits                                          $ 17,589,786                $ 16,153,791              8.9
Total Assets                                            $ 25,576,135                $ 23,998,460              6.6
Shareholders' Equity                                    $  1,945,991                $  1,766,689             10.1

ASSET QUALITY
Non-performing loans                                    $     78,454                $     63,071
Total non-performing assets                             $     92,216                $     79,392
Allowance for loan losses/total loans                           1.46%                       1.41%
Allowance for loan losses/non-performing loans                328.71%                     366.24%
Allowance for loan losses and other real
     estate/non-performing assets                             277.31%                     282.47%

(1)  Adjusted for stock splits and stock dividends, as applicable.
(2)  Estimated.

N.M.-Not meaningful